Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	May 22, 2012 For Immediate Release

Contact:	Shannon Dean (310) 257-1435

CALIFORNIA WATER SERVICE GROUP CHAIRMAN ROBERT W. FOY

TO RETIRE AFTER 35 YEARS OF SERVICE

SAN JOSE, CA  — California Water Service Group (NYSE : CWT) Chairman Robert W. Foy will retire from the Board of Directors on May 22, 2012, when he reaches the retirement age for directors set forth in the by-laws of the company.

According to President and Chief Executive Officer Peter C. Nelson, Foy’s retirement marks an end of era.

“Bob is a true gentleman and a great leader.  He has had a remarkable tenure, and he has made an indelible mark on the water company and on the industry nationwide,” Nelson said.

Foy joined the Board of Directors in 1977, when the company sought him for his experience in a regulated industry and for his role as a business leader and icon in the community of Stockton, California, which was home to the utility’s largest service area at the time.  He was elected Chairman in 1996.

Through the years, Foy has been active with the National Association of Water Companies and the California Water Association.  He has served as an ambassador for the company and the industry, and has become a friend to many, due largely to his business leadership skills and his charismatic and warm personality.

During his tenure on the Board of California Water Service Group, the company has grown from a single-state company with $205 million in utility assets serving 296,000 customers to a company with more than $1 billion in utility assets serving nearly 500,000 customers in four states.

“I love this company dearly, and it has been an honor to contribute to the significant changes that have occurred here during the last three-and-a-half decades,” Foy said.  “I want to express my sincere appreciation to our employees, directors, and stockholders for letting me be a part of this fine organization.”

The former President and Chief Executive Officer of the Pacific Storage Company will continue to be active in the City of Stockton, which named him “Stocktonian of the Year” in 2009.  He will also continue to serve as director and an owner of Pacific Storage, a Stockton-headquartered diversified transportation, warehousing, and business records management company.

Foy is also looking forward to having more time to support the intercollegiate athletic teams of his alma mater, San Jose State University.

Nelson will assume the combined role of Chairman, President, and Chief Executive Officer upon Foy’s retirement.  Douglas M. Brown, who joined the California Water Service Group Board of Directors in 2001 and is currently the Dean of the Anderson School of Management at the University of New Mexico, will continue to serve as lead director.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

###